Exhibit 10.01

UNITED ONLINE, INC.

2006 MANAGEMENT BONUS PLAN

I.                                         PURPOSES OF THE PLAN

1.01                                                                           The United Online, Inc. (“Company”) 2006 Management Bonus Plan (“Plan”) is established to promote the interests of the Company by creating an incentive program to (i) attract and retain employees who will strive for excellence, and (ii) motivate those individuals to set and achieve above-average objectives by providing them with rewards for contributions to the financial performance of the Company.

II.                                     ADMINISTRATION OF THE PLAN

2.01                                                                           The Plan is hereby adopted by the Company’s Compensation Committee of the Board of Directors (the “Committee”), and shall be administered by the Committee pursuant to the powers provided to the Committee by the Board of Directors of the Company.

2.02                                                                           The interpretation and construction of the Plan and the adoption of rules and regulations for administering the Plan shall be made by the Committee. Decisions of the Committee shall be final and binding on all parties who have an interest in the Plan.

III.                                 DETERMINATION OF PARTICIPANTS

3.01                                                                           The following individuals will participate in the Plan:  Mark R. Goldston, Charles S. Hilliard, Frederic A. Randall, Jr., Gerald J. Popek, Theodore R. Cahall, Mathew J. Wisk and Robert J. Taragan. An individual shall be eligible to participate in the Plan if employed by the Company or any of its participating subsidiaries on the earlier of March 1, 2007 or the date on which bonuses under this Plan are distributed. If an individual is not employed by the Company or a participating subsidiary on such date, he will not be eligible to receive a bonus under the Plan. However, an individual who is on a leave of absence or whose employment terminates and is then re-hired in the same fiscal year may remain eligible at the discretion of the Committee, and the Committee may provide a pro rata bonus. In the event of termination of an individual’s employment as a result of death or disability, the Committee shall provide the individual or the individual’s estate with a pro rata bonus.

3.02                                                                           For purposes of the Plan:

A.                                   An individual shall be considered an employee for so long as such individual remains employed by the Company or one or more subsidiary corporations.

B.                                     Each corporation (other than the Company) in an unbroken chain of corporations beginning with the Company shall be considered to be a subsidiary of the Company, provided each such corporation (other than the last corporation in the unbroken chain) owns, at the time of determination, stock possessing more than fifty percent of the total combined voting power of all classes of stock in one of the other corporations in such chain.

IV.                                BONUS AWARDS

4.01                                                                           No eligible employee shall earn any portion of a bonus award made hereunder for any fiscal year until December 31, 2006.

4.02                                                                           The individual bonus awards payable to the participants in the Plan for the 2006 Year shall be based upon the Company’s success in achieving specified revenue and ADJUSTED OIBDA targets (that is, targets tied to the Company’s operating income before depreciation and amortization expenses and certain other expenses) determined by the Committee for that fiscal year (“Revenue Targets” and “ADJUSTED OIBDA Targets,” collectively, the “Targets”). In determining whether the Company has achieved the ADJUSTED OIBDA Targets, ADJUSTED OIBDA will be determined consistent with the Company’s historical methodology for calculating ADJUSTED OIBDA for financial reporting purposes; provided, however, (1) ADJUSTED OIBDA shall be calculated before restructuring expenses, merger related expenses, stock based compensation expenses and other expenses associated with the relocation of the Company’s headquarters, (2) in determining whether the Company has achieved an ADJUSTED OIBDA Target, any bonus amounts which accrue under this Plan shall not be included as an expense in computing  ADJUSTED OIBDA, (3) any adjustments to ADJUSTED OIBDA attributable to a change in accounting principles shall be excluded and (4) all items of gain, loss or expense for such fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence, or related to the disposal of a segment of a business, shall be excluded from ADJUSTED OIBDA. In the event the Company acquires other companies or businesses during the 2006 fiscal year, all revenues and ADJUSTED OIBDA contributions as a result of such acquisitions shall be included in determining whether the Targets have been achieved. In addition, the participants in this Plan shall be entitled to receive an additional bonus (the “Acquisition Bonus”) in the event the Company successfully completes and has taken steps to successfully integrate an acquisition that is approved by the Board and that fulfills the Company’s strategy of diversifying the Company’s business beyond Internet access. The acquisition must contribute to revenues and Adjusted OIBDA. While the bonuses shall be granted if the Company achieves the Targets and successfully completes and takes steps to successfully integrate a strategic acquisition, the Committee may use its discretion to award bonuses based on criteria other than the Targets and an acquisition if the Committee determines it to be appropriate based on executive performance and other facts and circumstances, with the goal being to reward performance based upon the Company’s objectives.

4.03                                                                           The bonuses shall be based on a percentage of each individual’s base salary for fiscal 2006. For Mark Goldston, he will receive a bonus based on a sliding scale of up to 160% of his base salary depending upon the Company’s attainment of the Targets. In addition, Mr. Goldston’s Acquisition Bonus will be 30% of his base salary. For the other eligible participants, each will receive a bonus based on a sliding scale of up to 140% of his base salary depending upon the Company’s attainment of the Targets. In addition, the Acquisition Bonus for each of the other eligible participants will be 10% of their base salary, except that the Acquisition Bonus for Mr. Hilliard will be 20% of his base salary and the Acquisition Bonus for Mr. Randall will be 15% of his base salary. In the event the Company achieves revenues or ADJUSTED OIBDA that are in between specified Targets, the Committee may use its discretion to provide an individual an additional bonus, pro rata or otherwise, based on the Company’s achievement. In addition, if the Company completes more than one Board approved acquisition during 2006, the Compensation Committee will determine at the time of the subsequent acquisition whether an additional

Acquisition Bonus shall be paid with respect to the subsequent acquisition. Whether an additional Acquisition Bonus will be paid will be determined in the sole discretion of the Committee. The Committee may also vary the percentage bonuses in connection with subsequent acquisitions depending on its review of relevant factors including, without limitation, the size, complexity and benefits of the subsequent acquisitions.

4.04                                                                           Following completion of the bonus calculation referenced above, the Committee shall issue a written report containing the final calculation or memorialize their approval in the minutes of a meeting.

V.                                    PAYMENT OF BONUS AWARDS

5.01                                                                           Bonuses shall be paid no later than March 1, 2007. All payments under the Plan shall be subject to the Company’s collection of all applicable federal, state and local income and employment withholding taxes.

VI.                                GENERAL PROVISIONS

6.01                                                                           The Plan shall become effective when adopted by the Compensation Committee. The Committee may at any time amend, suspend or terminate the Plan, provided such action is effected by written resolution.

6.02                                                                           No amounts awarded or accrued under this Plan shall actually be funded, set aside or otherwise segregated prior to payment. The obligation to pay the bonuses awarded hereunder shall at all times be an unfunded and unsecured obligation of the Company. Plan participants shall have the status of general creditors and shall look solely to the general assets of the Company for the payment of their bonus awards.

6.03                                                                           No Plan participant shall have the right to alienate, pledge or encumber his/her interest in this Plan, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the employee’s creditors or to attachment, execution or other process of law.

6.04                                                                           Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Committee, nor any provision of the Plan, shall be construed so as to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration. Rather, each employee will be employed “at-will,” which means that either such employee or the Company may terminate the employment relationship at any time for any reason, with or without cause, subject in each case to any employment agreement between such person and the Company.

6.05                                                                           This is the full and complete agreement between the eligible employees and the Company with respect to incentive bonus compensation for the 2006 fiscal year. This Plan does not supersede, but is supplemental to, any provisions of any employment agreement to which any of the employees eligible under this Plan may be party.